UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

WILSON BANK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Tennessee	000-20402	62-1497076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

623 West Main Street Lebanon, Tennessee	37087
(Address of principal executive offices)	(Zip Code)

(615) 444-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 20, 2013 and March 21, 2013, a jury in the Chancery Court for Rutherford County, Tennessee awarded damages against Wilson Bank and Trust (the “Bank”), a wholly owned subsidiary of Wilson Bank Holding Company (the “Company”), of $7.5 million. The award, which consists of compensatory damages of $3.9 million and punitive damages of $3.6 million, relates to a lawsuit filed against the Bank in 2009 by a former customer of the Bank and entities affiliated with this customer. The plaintiffs in the lawsuit alleged that a former officer of the Bank had engaged in improper conduct related to certain lending transactions with the plaintiffs. The jury also has required the Bank to pay court costs and the plaintiffs’ attorney’s fees in amounts not yet determined. The judgements on the awarded damages have not yet been entered by the Chancellor.

The Bank is reviewing its options with respect to the verdicts and currently anticipates that it will appeal the decisions to the Tennessee Court of Appeals. The Bank also anticipates filing post-trial motions, including a motion seeking to set aside the judgments when they are entered notwithstanding the jury’s verdicts. The Company believes that the judgements will be covered by insurance and reserves that were established as a result of the jury’s verdicts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BANK HOLDING COMPANY

By:	/s/ J. Randall Clemons
J. Randall Clemons
President and Chief Executive Officer

Date: March 29, 2013